As filed with the Securities and Exchange Commission on January 6, 2020

Registration No. 333-103808

Registration No. 333-103601

Registration No. 333-86762

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-103808

Post-Effective Amendment No. 3 to Form S-3 Registration Statement No. 333-103601

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-86762

UNDER

THE SECURITIES ACT OF 1933

THE MEDICINES COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3324394 (IRS Employer Identification No.)

8 Sylvan Way

Parsippany, New Jersey 07054

(973) 290-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Timney
Chief Executive Officer

The Medicines Company
8 Sylvan Way

Parsippany, New Jersey 07054

(973) 290-6000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to:

Francis J. Aquila

Matthew G. Hurd

Melissa Sawyer

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments related to the following Registration Statements on Form S-3 filed by The Medicines Company, a Delaware corporation (the “Company”) (collectively, the “Registration Statements”), are being filed to withdraw and remove from registration the securities of the Company that had been registered but not issued under such Registration Statements:

1.              Registration Statement on Form S-3 (File No. 333-103808), originally filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2003, registering a further 997,280 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”) in addition to the 4,600,000 shares of Common Stock registered on Form S-3 (File No. 333-103601);

2.              Registration Statement on Form S-3 (File No. 333-103601), originally filed with the SEC on March 5, 2003, registering 4,600,000 shares of Common Stock, as amended by the Pre-Effective Amendment No. 1 to Form S-3, filed with the SEC on March 7, 2003, and by the Pre-Effective Amendment No. 2 to Form S-3, filed with the SEC on March 13, 2003; and

3.              Registration Statement on Form S-3 (File No. 333-86762), originally filed with the SEC on April 23, 2002, registering 4,000,000 shares of Common Stock.

On January 6, 2020, pursuant to that certain Agreement and Plan of Merger, dated as of November 23, 2019 by and among the Company, Novartis AG, a company organized under the laws of Switzerland (“Parent”), and Medusa Merger Corporation, a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”) with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on January 6, 2020.

THE MEDICINES COMPANY

/S/ MARK TIMNEY
Name: Mark Timney
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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